Exhibit 99.1

Nephros Announces Preliminary Results for Third Quarter of 2021

Anticipates Net Revenue of $2.6 Million, a 24% Year-Over-Year Increase

SOUTH ORANGE, NJ, October 8, 2021 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration and pathogen detection solutions to the medical and commercial markets, today announced preliminary results for the third quarter of 2021.

Net revenue for the quarter ended September 30, 2021 is expected to be approximately $2.6 million, a year-over-year increase of 24%.

“We are quite pleased with these results, especially given the ongoing presence of the COVID-19 Delta variant,” said Andy Astor, President and Chief Executive Officer. “Year-to-date revenue for the nine months ended September 30 was the highest in the company’s history, at approximately $7.6 million, a 22% increase over the same period in 2020. In addition, this was our third consecutive quarter of year-over-year growth, averaging about 25%.”

Mr. Astor continued, “We believe revenue growth will continue to accelerate, returning to pre-pandemic levels in the coming quarters. Our confidence in future growth is further supported by additional, promising results from our Pathogen Detection Systems (PDS) business segment which continued to gain traction this quarter, generating nearly $60,000 in net revenue.”

Nephros ended the third quarter with approximately $7.3 million in cash on a consolidated basis.

The company will announce its third-quarter results on Thursday, November 4, 2021 after market close and host a conference call that same day at 4:30 PM ET.

About Nephros

Nephros, Inc. is a company committed to improving the human relationship with water through leading, accessible technology. We provide innovative filtration and pathogen detection as part of an integrated approach to water safety that combines science, solutions, and support services. Nephros products serve the needs of customers within the healthcare and commercial markets, offering both proactive and emergency responses for water management. For more information about Nephros, please visit www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’s expected revenue for the quarter and nine months ended September 30, 2021, expected future growth and the timing of such growth, anticipated revenue growth from the PDS segment, and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including the impact of the ongoing COVID-19 pandemic, uncertainty in clinical outcomes, potential delays in the regulatory approval process, changes in business, economic and competitive conditions, the availability of capital when needed, dependence on third-party manufacturers and researchers, regulatory reforms, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 823-8656

ksmith@pcgadvisory.com

Andy Astor, CEO

Nephros, Inc.

(201) 345-0824

andy@nephros.com